EXHIBIT 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 20-F of which this Exhibit 2.1 is a part Grown Rogue International Inc. (the “Company”, “we”, “us” or “our”) has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company’s common shares (the “Common Shares”).

Description of Common Shares

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of incorporation (the “Articles”), as amended, which are incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part.

We have 182,005,886 Common Shares outstanding as of February 28, 2024, and we are authorized to issue an unlimited number of Common Shares, without par value. We are also authorized to issue an unlimited number of Preference Shares, without par value.

Basic Rights of our Common Shares

The holders of Common Shares are entitled to receive notice of and to attend all annual and special meetings of the Company’s shareholders and to one vote in respect of each Common Share held at the record date for each such meeting, except for meetings at which only holders of another specified class or series of shares of the Company are entitled to vote separately as a class or series.

Subject to the prior rights of the holders of the Preference Shares and to any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of the Common Shares are entitled to receive dividends and the Company shall pay dividends thereon, as and when declared by the board of directors of the Company, out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine and all dividends which the directors may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.

In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Preference Shares and to any other shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, the holders of the Common Shares shall be entitled to receive the remaining property and assets of the Company.

Common Shares are issued only as fully paid and are non-assessable.

There are no provisions in our Articles discriminating against any existing or prospective shareholder as a result of such shareholder owning a substantial number of our Common Shares, and non-resident or foreign holders of our Common Shares are not limited in having, holding or exercising the voting rights associated with Common Shares.

Also, no provision or rights exist in our Articles regarding our Common Shares in connection with exchange, redemption, retraction, purchase for cancellation, surrender or sinking or purchase funds.

Pre-emptive Rights

Our Common Shares do not contain any pre-emptive purchase rights to any of our securities.

Transferability of Common Shares

Our Articles do not impose restrictions on the transfer of Common Shares by a shareholder.

Action(s) to change Rights attaching to our Common Shares

The rights, privileges, restrictions and conditions attaching to our shares are contained in our articles and such rights, privileges, restrictions and conditions may be changed by amending our articles. In order to amend our articles, the Business Corporations Act (Ontario) (the “OBCA”) requires a resolution to be passed by a majority of not less than two-thirds of the votes cast by the shareholders entitled to vote thereon. In addition, if we resolve to make particular types of amendments to our articles, a holder of our shares may dissent with regard to such resolution and, if such shareholder so elects, we would have to pay such shareholder the fair value of the shares held by the shareholder in respect of which the shareholder dissents as of the close of business on the day before the resolution was adopted. The types of amendments that would be subject to dissent rights include without limitation: (i) to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of our shares; (ii) to add, remove or change any restriction upon the business that we may carry on or upon the powers that we may exercise; (iii) to amalgamate with another corporation in accordance with the OBCA; (iv) to continue under the laws of another jurisdiction in accordance with the OBCA; and (v) to sell, lease or exchange all or substantially all of our property other than in the ordinary course of our business in accordance with the OBCA.

Change of Control restrictions for our Common Shares

There are no provisions in our articles or By-laws that would have the effect of preventing a change in control of the Company.

Ownership disclosure threshold for our Common Shares

Neither our By-laws nor our articles contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. In addition, securities legislation in Canada requires that we disclose in our proxy information circular for our annual meeting and certain other disclosure documents filed by us under such legislation, holders who beneficially own more than 10% of our issued and outstanding shares.